CFO Commentary on First Quarter Fiscal 2027 Results
Q1 Fiscal 2027 Summary

GAAP
($ in millions, except earnings per share)	Q1 FY27	Q4 FY26	Q1 FY26	Q/Q	Y/Y
Revenue	$81,615	$68,127	$44,062	20%	85%
Gross margin	74.9%	75.0%	60.5%	(0.1) pts	14.4 pts
Operating expenses	$7,621	$6,794	$5,030	12%	52%
Operating income	$53,536	$44,299	$21,638	21%	147%
Net income	$58,321	$42,960	$18,775	36%	211%
Diluted earnings per share	$2.39	$1.76	$0.76	36%	214%

Non-GAAP
($ in millions, except earnings per share)	Q1 FY27	Q4 FY26	Q1 FY26	Q/Q	Y/Y
Revenue	$81,615	$68,127	$44,062	20%	85%
Gross margin	75.0%	75.1%	60.8%	(0.1) pts	14.2 pts
Operating expenses	$7,449	$6,666	$4,993	12%	49%
Operating income	$53,783	$44,474	$21,801	21%	147%
Net income	$45,548	$38,969	$19,094	17%	139%
Diluted earnings per share	$1.87	$1.59	$0.78	18%	140%

Revenue by Reportable Segments
($ in millions)	Q1 FY27	Q4 FY26	Q1 FY26	Q/Q	Y/Y
Compute & Networking	$74,550	$61,651	$39,589	21%	88%
Graphics	7,065	6,476	4,473	9%	58%
Total	$81,615	$68,127	$44,062	20%	85%

Revenue by Market Platform
($ in millions)	Q1 FY27	Q4 FY26	Q1 FY26	Q/Q	Y/Y
Data Center	$75,246	$62,314	$39,112	21%	92%
Hyperscale	37,869	33,814	17,599	12%	115%
AI Clouds, Industrial, & Enterprise	37,377	28,500	21,513	31%	74%
Edge Computing	6,369	5,813	4,950	10%	29%
Total	$81,615	$68,127	$44,062	20%	85%
We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems, and services to deliver unique value.
Following the rapid evolution in our businesses, we are transitioning to a new reporting framework that better reflects our current and future growth drivers.
We will have two market platforms – Data Center and Edge Computing.
Within Data Center, we will report two sub-markets, Hyperscale and ACIE which incorporates AI Clouds, Industrial, and Enterprise. Hyperscale will include revenue from the public clouds and the world’s largest consumer internet companies, while ACIE addresses our growth opportunity in diverse AI purpose-built data centers and AI factories across industries and countries.
Edge Computing highlights devices for agentic and physical AI including PCs, game consoles, workstations, AI-RAN base stations, robotics and automotive.
Revenue
Revenue for the first quarter was a record $81.6 billion, up 85% from a year ago and up 20% sequentially.
Data Center revenue for the first quarter was a record $75.2 billion, up 92% from a year ago and up 21% sequentially, driven by the ramp of our Blackwell 300 products and demand for our InfiniBand, Spectrum-X™ Ethernet, and NVLink™ solutions. Hyperscale revenue increased sequentially and remained at approximately 50% of Data Center revenue, while the remaining 50% came from a continued diversification of customers, including AI Clouds, industrial, enterprise, and sovereign customers. No shipments of Data Center Hopper products to China occurred during the quarter, compared with $4.6 billion in the first quarter of fiscal year 2026.
Under the previous sub-markets, Data Center compute revenue was a record $60.4 billion, up 77% from a year ago and up 18% sequentially. Data Center networking revenue was a record $14.8 billion, up 199% from a year ago and up 35% sequentially.
Edge Computing revenue for the first quarter was $6.4 billion, up 29% from a year ago and up 10% sequentially. The increases were driven by robust Blackwell workstation demand, partially offset by slower consumer PC demand that was tempered by elevated memory and systems prices.
Gross Margin
GAAP and non-GAAP gross margins for the first quarter increased from a year ago on lower inventory provisions, primarily due to the prior year’s $4.5 billion charge associated with H20 excess inventory and purchase obligations. GAAP and non-GAAP gross margins were approximately flat sequentially as our Blackwell architecture remains the majority of our revenue.

Expenses
GAAP operating expenses for the first quarter were up 52% from a year ago and up 12% sequentially, and non-GAAP operating expenses were up 49% from a year ago and up 12% sequentially. These increases were driven by higher compensation and benefits expense due to employee growth and compensation increases, compute and infrastructure costs, and engineering development materials for new product developments.
Other Income & Expense and Income Tax
GAAP other income and expense (OI&E) includes interest income, interest expense, and equity securities gains or losses. Non-GAAP OI&E excludes equity securities gains or losses.
Interest income for the first quarter was $540 million, up slightly from a year ago and down slightly sequentially. Net gains from equity securities for the first quarter was $15.9 billion, driven by unrealized gains in publicly-held and non-marketable equity securities.
GAAP effective tax rate for the first quarter was 16.6%, an increase from a year ago, primarily due to a lower impact from stock-based compensation tax benefits. Non-GAAP effective tax rate for the first quarter was 16.0%.
Balance Sheet and Cash Flow
Cash, cash equivalents, and marketable debt securities were $50.3 billion, down from $52.4 billion a year ago and up from $49.7 billion a quarter ago. These changes primarily reflect higher revenue, offset by outlays for stock repurchases and strategic investments.
Accounts receivable was $40.7 billion with 45 days sales outstanding (DSO), down from 51 days sequentially, driven by timing of cash collections and customer payments received prior to next quarter’s invoice due dates. We expect our DSO to return to more normal levels next quarter.
Inventory was $25.8 billion, up from $21.4 billion sequentially, and total supply-related commitments were $119.0 billion. We have strategically secured inventory and capacity to meet demand beyond the next several quarters.
Multi-year cloud service commitments were $30.0 billion, up from $27.0 billion sequentially, to support the growing needs of our research and development efforts.
Cash flow from operating activities was $50.3 billion, up from $27.4 billion a year ago and up from $36.2 billion a quarter ago. The year-on-year increase reflects growth in revenue, while the sequential increase was driven by higher revenue and lower cash taxes. We expect a substantial increase in cash taxes in the second quarter related to estimated federal and state cash tax payments.
We returned a record level of approximately $20.0 billion to shareholders in the first quarter through share repurchases and cash dividends.
On May 18, 2026, our Board of Directors approved an increase to our quarterly dividend from $0.01 per share to $0.25 per share and an additional $80.0 billion to our share repurchase authorization, without expiration.
Outlook
Outlook for the second quarter of fiscal 2027 is as follows:
•Revenue is expected to be $91.0 billion, plus or minus 2%. We are not assuming any Data Center compute revenue from China in our outlook.
•GAAP and non-GAAP gross margins are expected to be 74.9% and 75.0%, respectively, plus or minus 50 basis points.

•GAAP and non-GAAP operating expenses are expected to be approximately $8.5 billion and $8.3 billion, respectively.
For the full year fiscal 2027, we expect GAAP and non-GAAP tax rates to be between 16.0% and 18.0%, excluding any discrete items and material changes to our tax environment.

______________
For further information, contact:

Toshiya Hari	Mylene Mangalindan
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
toshiyah@nvidia.com	press@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. For NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude acquisition-related and other costs, other, gains/losses from equity securities, net, certain other income and expense, and the associated tax impact of these items where applicable. Beginning in the first quarter of fiscal 2027, NVIDIA’s non-GAAP financial measures no longer exclude stock-based compensation expense. The historical non-GAAP financial information presented has been updated to include stock-based compensation expense. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases related to property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the users' overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: expectations with respect to growth, performance and benefits of our products, services, and technologies, including Blackwell, and related trends and drivers; expectations with respect to supply and demand for our products, services, and technologies, including Blackwell, and related matters including inventory, production and distribution; expectations with respect to our third party arrangements, including with its collaborators and partners; expectations with respect to technology developments, and related trends and drivers; our future cash dividends or other returns to stockholders, our financial and business outlook for the second quarter of fiscal 2027 and beyond; projected market growth and trends; expectations with respect to AI and related industries; and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections based on management’s beliefs and assumptions and on information currently available to management and are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic and political conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing products and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; our ability to realize the potential benefits of business investments or acquisitions; and changes in applicable laws and regulations, as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
($ In millions, except per share data)
(Unaudited)

	Three Months Ended
	April 26,	January 25,	April 27,
	2026	2026	2025

GAAP cost of revenue	$20,458	$17,034	$17,394
GAAP gross profit	$61,157	$51,093	$26,668
GAAP gross margin	74.9%	75.0%	60.5%
Acquisition-related and other costs (A)	47	48	123
Other	28	(1)	3
Non-GAAP cost of revenue	$20,383	$16,987	$17,268
Non-GAAP gross profit	$61,232	$51,140	$26,794
Non-GAAP gross margin*	75.0%	75.1%	60.8%

GAAP operating expenses	$7,621	$6,794	$5,030
Acquisition-related and other costs (A)	(172)	(90)	(37)
Other	—	(38)	—
Non-GAAP operating expenses	$7,449	$6,666	$4,993

GAAP operating income	$53,536	$44,299	$21,638
Total impact of non-GAAP adjustments to operating income	247	175	163
Non-GAAP operating income*	$53,783	$44,474	$21,801

GAAP total other income, net	$16,367	$6,098	$272
(Gains) losses from equity securities, net	(15,936)	(5,491)	175
Other (B)	26	13	1
Non-GAAP total other income, net	$457	$620	$448

GAAP net income	$58,321	$42,960	$18,775
Total pre-tax impact of non-GAAP adjustments	(15,663)	(5,303)	339
Income tax impact of non-GAAP adjustments	2,890	1,312	(20)
Non-GAAP net income*	$45,548	$38,969	$19,094

Diluted net income per share
GAAP	$2.39	$1.76	$0.76
Non-GAAP*	$1.87	$1.59	$0.78

Weighted average shares used in diluted net income per share computation	24,391	24,432	24,611

GAAP net cash provided by operating activities	$50,344	$36,190	$27,414
Purchases related to property and equipment and intangible assets	(1,757)	(1,284)	(1,227)
Principal payments on property and equipment and intangible assets	(33)	(4)	(52)
Free cash flow	$48,554	$34,902	$26,135

*Includes H20 charges/(releases), net, which was $4.5 billion for the first quarter of fiscal 2026, insignificant for the fourth quarter of fiscal 2026, and none for the first quarter of fiscal 2027.

(A) Acquisition-related and other costs are comprised of amortization of intangible assets, transaction costs, and certain compensation charges and are included in the following line items:
	Three Months Ended
	April 26,	January 25,	April 27,
	2026	2026	2025
Cost of revenue	$47	$48	$123
Research and development	$167	$83	$28
Sales, general and administrative	$5	$7	$9

(B) Comprised of interest expense related to acquisition consideration discount to be paid in the future, dividend income on equity securities, share of net (earnings)/losses related to equity method investments, and amortization of debt discount.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q2 FY2027 Outlook
($ in millions)
GAAP gross margin	74.9%
Impact of acquisition-related costs and other costs	0.1%
Non-GAAP gross margin	75.0%

GAAP operating expenses	$8,500
Acquisition-related costs and other costs	(200)
Non-GAAP operating expenses	$8,300